SECURITIES & EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G *
                                 (Rule 13d-102)

                                 Amendment No. *


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                             Innophos Holdings, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    45774N108
                                 (CUSIP Number)

                                December 31, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [X]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 15 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45774N108                 13G                   Page 2 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                   Ivory Long-Term Fund, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    1,359,485
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    1,359,485
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                                                    1,359,485
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                    6.7%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45774N108                 13G                   Page 3 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                    Ivory LT Accredited, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    140,515
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    140,515
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                                                    140,515
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                    0.7%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                    PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45774N108                 13G                   Page 4 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                            Ivory Investment Management, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      1,500,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      1,500,000
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                                                      1,500,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      7.4%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                       PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45774N108                 13G                   Page 5 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                                  IIM GP, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      1,500,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      1,500,000
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      1,500,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      7.4%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                       CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 45774N108                 13G                   Page 6 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Ivory Long-Term Fund GP, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                           -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                           1,359,485
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                           -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                           1,359,485
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY
             OWNED BY EACH REPORTING PERSON
                                                           1,359,485
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                           6.7%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                             CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45774N108                 13G                   Page 7 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Ivory Capital Advisors, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                           -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                           140,515
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                           -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                           140,515
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                           140,515
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                           0.7%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                           CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45774N108                 13G                   Page 8 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                    Ivory Capital Group, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                           -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                           1,500,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                           -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                           1,500,000
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                           1,500,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                           7.4%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                           CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45774N108                 13G                   Page 9 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                          Curtis G. Macnguyen
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                           -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                           1,500,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                           -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                           1,500,000
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                           1,500,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                           7.4%

-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                             IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45774N108                 13G                   Page 10 of 15 Pages

Item 1(a).     Name of Issuer:

   The name of the issuer is Innophos Holdings, Inc. (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

The Issuer's principal executive offices are located at 259 Prospect Plains Road, Cranbury, New Jersey 08512.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

           (i) Ivory Long-Term Fund, L.P., a Delaware limited partnership ("Ivory Long-Term Fund"), with respect to the shares of Common Stock directly owned by it;

           (ii) Ivory LT Accredited, L.P., a Delaware limited partnership ("Ivory LT Accredited"), with respect to the shares of Common Stock directly owned by it;

           (iii) Ivory Investment Management, L.P., a Delaware limited partnership (the "Investment Manager"), with respect to the shares of Common Stock directly owned by Ivory Long-Term Fund and Ivory LT Accredited;

           (iv) IIM GP, LLC, a Delaware limited liability company ("IIM GP") which serves as general partner to the Investment Manager, with respect to the shares of Common Stock directly owned by Ivory Long-Term Fund and Ivory LT Accredited;

           (v) Ivory Long-Term Fund GP, LLC, a Delaware limited liability company ("Ivory Long-Term Fund GP") which serves as general partner to Ivory Long-Term Fund, with respect to the shares of Common Stock directly owned by Ivory Long-Term Fund;

           (vi) Ivory Capital Advisors, LLC, a Delaware limited liability company ("Ivory Capital Advisors") which serves as general partner to Ivory LT Accredited, with respect to the shares of Common Stock directly owned by Ivory LT Accredited;

           (vii) Ivory Capital Group, LLC, a Delaware limited liability company ("ICG") which is the managing member of Ivory
           Long-Term Fund GP and Ivory Capital Advisors, with respect to the shares of Common Stock directly owned by Ivory Long-Term Fund and Ivory LT Accredited; and

           (viii) Curtis G. Macnguyen, with respect to shares of Common Stock directly owned by Ivory Long-Term Fund and Ivory LT Accredited.

CUSIP No. 45774N108                 13G                   Page 11 of 15 Pages

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of each of the Reporting Persons is 11755 Wilshire Boulevard, Suite 1350, Los Angeles, California 90025.

Item 2(c).     Citizenship:

     Each of Ivory Long-Term Fund, Ivory LT Accredited and the Investment Manager is a limited partnership organized under the laws of the State of Delaware. Each of the Ivory Long-Term Fund GP, Ivory Capital Advisors, IIM GP and ICG is a limited liability company organized under the laws of the State of Delaware. Mr. Macnguyen is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Common Stock, par value $0.0001 per share (the "Common Stock").

Item 2(e).  CUSIP Number:  45774N108

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ]  Broker or dealer registered under Section 15 of the Act,

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
                    Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)  [X]  Investment Adviser in accordance with Rule 13d-1
                    (b)(1)(ii)(E),


          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

CUSIP No. 45774N108                 13G                   Page 12 of 15 Pages

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

         A.   Ivory Long-Term Fund, L.P.
                (a) Amount beneficially owned:  1,359,485
                (b) Percent of class: 6.7%
                  The percentages of class used herein and in the rest of Item 4 are calculated based upon the 20,270,463 shares of Common Stock outstanding as of December 14, 2006, as reported by the Company in its Form 10-Q for the fiscal quarter ending September 30, 2006. The percentages reported herein reflect the beneficial ownership of the Reporting Persons as of the date of the event which necessitated this filing.
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 1,359,485
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     1,359,485

         B.   Ivory LT Accredited, L.P.
                (a) Amount beneficially owned: 140,515
                (b) Percent of class: 0.7%
                (c)(i) Sole power to vote or direct the vote: 0
                  (ii) Shared power to vote or direct the vote: 140,515
                 (iii) Sole power to dispose or direct the disposition: 0
                  (iv) Shared power to dispose or direct the disposition:
                       140,515

         C.   Ivory Investment Management, L.P.
                (a) Amount beneficially owned:  1,500,000
                (b) Percent of class: 7.4%
                (c)(i) Sole power to vote or direct the vote: 0
                  (ii) Shared power to vote or direct the vote: 1,500,000
                 (iii) Sole power to dispose or direct the disposition: 0
                  (iv) Shared power to dispose or direct the disposition:
                       1,500,000

CUSIP No. 45774N108                 13G                   Page 13 of 15 Pages

         D. IIM GP, LLC
              (a) Amount beneficially owned: 1,500,000
              (b) Percent of class:  7.4%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 1,500,000
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     1,500,000

         E. Ivory Long-Term Fund GP, LLC
              (a) Amount beneficially owned: 1,359,485
              (b) Percent of class: 6.7%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 1,359,485
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     1,359,485

         F. Ivory Capital Advisors, LLC
              (a) Amount beneficially owned: 140,515
              (b) Percent of class: 0.70%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 140,515
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 140,515

         G. Ivory Capital Group, LLC
              (a) Amount beneficially owned: 1,500,000
              (b) Percent of class: 7.4%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 1,500,000
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     1,500,000

         G. Curtis G. Macnguyen
              (a) Amount beneficially owned: 1,500,000
              (b) Percent of class:  7.4%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 1,500,000
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     1,500,000

Item 5.     Ownership of Five Percent or Less of a Class.

     Not Applicable.

CUSIP No. 45774N108                 13G                   Page 14 of 15 Pages

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Ivory Long-Term Fund GP, the general partner of Ivory Long-Term Fund, has the power to direct the affairs of Ivory Long-Term Fund, including decisions with respect to the receipt of dividends from, and the disposition of the proceeds from the sale of, the Common Shares. Ivory Capital Advisors, the general partner of Ivory LT Accredited, has the power to direct the affairs of Ivory LT Accredited, including decisions with respect to the receipt of dividends from, and the disposition of the proceeds from the sale of, the Common Shares. ICG is the managing member of Ivory Long-Term Fund GP and Ivory Capital Advisors. Mr. Macnguyen is a managing member of ICG and in that capacity directs its operations. The Investment Manager, as the investment manager to Ivory Long-Term Fund and Ivory LT Accredited, has the power to direct the investment activities of Ivory Long-Term Fund and Ivory LT Accredited, including decisions with respect to the receipt of dividends from, and the disposition of the proceeds from the sale of, the Common Shares. IIM GP is the general partner of the Investment Manager. Mr. Macnguyen is a managing member of IIM GP and in that capacity directs its operations.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not Applicable.

Item 9.  Notice of Dissolution of Group.

     Not Applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 45774N108                 13G                   Page 15 of 15 Pages


SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.



DATED:  February 12, 2007

                                 /s/ Curtis G. Macnguyen
                                 -----------------------------
                                 Curtis G. Macnguyen, individually, and as
                                 managing member of Ivory Capital Group, LLC,
                                 for itself and as managing member of Ivory
                                 Long-Term Fund GP, LLC, for itself and as
                                 general partner of Ivory Long-Term Fund, LP, as managing member for Ivory Capital Advisors, LLC, for itself and as general partner of Ivory LT Accredited, LP and as managing member of IIM GP, LLC, for itself and as general partner of Ivory Investment Management, L.P.